Calculation of Filing Fee Tables
S-8
uniQure N.V.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, par value EUR 0.05 per share	Other	350,000	$ 39.08	$ 13,678,000.00	0.0001381	$ 1,888.93
Total Offering Amounts:						$ 13,678,000.00		$ 1,888.93
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,888.93
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the "Securities Act"), this Registration Statement shall be deemed to cover an indeterminate amount of additional ordinary shares, par value EUR 0.05 per share, of the Registrant ("Ordinary Shares") that may be offered and issued as a result of any share split, share dividend or similar transactions. Represents an additional 350,000 Ordinary Shares available for issuance under the Registrant's Amended and Restated 2014 Share Incentive Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Global Select Market on July 27, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources